Exhibit 21.1

Antigua Cement, Ltd.

Antigua Heavy Constructors, Ltd.

Antigua Masonry Products, Ltd.

Bahamas Construction and Development, Ltd.

Bouwbedrijf Boven Winden, N.V.

Devcon/Matrix Utility Resources, LLC.

DevMat Bahamas Ltd.

Devcon Caribbean Purchasing Corp.

Devcon Construction & Materials Corp.

Devcon Security Holdings, Inc.

Devcon Security Services Corp.

M21 Industries, Inc.

Proar Construction Materials Company, N.V.

Puerto Rico Crushing Company, Inc.

St. Maarten Masonry Products

Société des Carriers de Grand Case, S.A.R.L.

V.I. Cement and Building Products, Inc.

V.I. Excavation Equipment Rental, LLC